EXHIBIT 99

FOR IMMEDIATE RELEASE

December 1, 2011

The Eastern Company Announces Move to The NASDAQ Stock Market LLC

Company’s Ticker Symbol to Remain “EML”

Naugatuck, CT (December 1, 2011)– The Eastern Company, (NYSE Amex-EML) today announced that it will voluntarily transfer its stock exchange listing from The NYSE Amex Exchange to The NASDAQ Stock Market LLC (NASDAQ: NDAQ).  The Company expects trading to commence on the NASDAQ on December 15, 2011, and The Eastern Company stock will continue to be listed under the ticker symbol “EML”.

“The decision to transfer our stock listing reflects our objective to maximize value for our shareholders,” said Leonard F. Leganza, Chairman, President & CEO.  “The NASDAQ and its listed companies are indicative of the innovation and forward-thinking on which The Eastern Company prides itself.”

The Eastern Company is a 153-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III

(203) 729-2255